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                                                                EXHIBIT 10.167.1




                            TIME BROKERAGE AGREEMENT

                                 BY AND BETWEEN

                            ITT-DOW JONES TELEVISION

                                      AND

                   PAXSON COMMUNICATIONS OF NEW YORK-31, INC.

                                      FOR

                          TELEVISION STATION WBIS(TV)
                               NEW YORK, NEW YORK

                                     * * *

                                   May, 1997
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                                       i

                               TABLE OF CONTENTS

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
         SECTION 1.       LEASE OF STATION AIR TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.1      Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.2      Effective Date; Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.3      Scope . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.4      Option to Renew . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.5      Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.6      Licensee Operation of the Station.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.7      Licensee Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.8      Programmer Representations, Warranties
                          and Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.9      Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

         SECTION 2.       STATION OBLIGATION TO ITS COMMUNITY OF LICENSE  . . . . . . . . . . . . . . . . . . . . . .   4
                 2.1      Licensee Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 2.2      Additional Licensee Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 2.3      Additional Programmer Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 2.4      Responsibility for Employees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . .   5

         SECTION 3.       STATION PROGRAMMING POLICIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 3.1      Broadcast Station Programming Policy Statement  . . . . . . . . . . . . . . . . . . . . . .   5
                 3.2      Licensee Control of Programming . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 3.3      Programmer Compliance with Copyright Act. . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 3.4      Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 3.5      Payola  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 3.6      Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 3.7      Staffing Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 3.8      Children's Television Advertising . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

         SECTION 4.       INDEMNIFICATION AND EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 4.1      Programmer's Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 4.2      Licensee's Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 4.3      Limitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 4.4      Procedure for Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 4.5      Time Brokerage Challenge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 4.6      Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 4.7      Cure Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10


         SECTION 5.       ACCESS TO PROGRAMMER MATERIALS AND CORRESPONDENCE . . . . . . . . . . . . . . . . . . . . .  10
                 5.1      Confidential Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 5.2      Political Advertising . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         SECTION 6.       TERMINATION AND REMEDIES UPON DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 6.1      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 6.2      Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 6.3      Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

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         SECTION 7.       MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 7.1      Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 7.2      Call Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 7.3      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 7.4      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 7.5      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 7.6      Headings; Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 7.7      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 7.8      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 7.9      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 7.10     No Joint Venture  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 7.11     Press Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
                 7.12     Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

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                            TIME BROKERAGE AGREEMENT


           TIME BROKERAGE AGREEMENT, made this 12th day of May, 1997, by and between ITT-DOW JONES TELEVISION, a Delaware partnership (the "Licensee") and PAXSON COMMUNICATIONS OF NEW YORK-31, INC., a Florida corporation (the "Programmer").

           WHEREAS, Licensee is the owner and operator of Television Station WBIS(TV), New York, New York (the "Station") pursuant to authorizations issued by the Federal Communications Commission (the "FCC").

           WHEREAS, Programmer is involved in television station ownership and operation and has entered into an Asset Purchase Agreement dated the date of this Agreement among Licensee, Programmer and certain of their respective affiliates relating to the Station (the "Asset Purchase Agreement"), pursuant to which Licensee has agreed to sell certain assets associated with the Station to Programmer upon receipt of FCC approval;

           WHEREAS, the Licensee wishes to retain Programmer to provide programming for the Station that is in conformity with the Station's policies and procedures, FCC policies for time brokerage arrangements, and the provisions hereof.

           WHEREAS, Programmer agrees to use the Station to broadcast such programming of its selection that is in conformity with all rules, regulations and policies of the FCC, subject to Licensee's full authority to manage and control the operation of the Station.

           WHEREAS, Programmer and Licensee agree to cooperate to make this Time Brokerage Agreement work to the benefit of the public and both parties and as contemplated in this Agreement.

           NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be legally bound, agree as follows:

SECTION 1. LEASE OF STATION AIR TIME

           1.1 Representations. Both Licensee and Programmer represent that they are legally qualified, empowered and able to enter into this Agreement.

           1.2 Effective Date; Term. The effective date of this Agreement shall be June 30, 1997, or such later date as the parties may agree in the event that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall not have expired or been terminated by such date (the "Effective Date") and it shall continue in force from that date until the earlier of (a) the Closing of the Asset Purchase Agreement; (b) the termination of the Asset Purchase Agreement pursuant to Article VIII of the Asset Purchase Agreement; or (c) the termination of this Agreement pursuant to
Section 6 hereof.

           1.3 Scope. Subject to the terms of this Agreement, during the term of this Agreement and any renewal thereof, Licensee shall make available to Programmer broadcast
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time upon the Station as set forth in this Agreement twenty-four (24) hours a day, seven (7) days a week. Programmer shall deliver programming, at its expense, to the Station's transmitter facilities or other authorized remote control points as reasonably designated by Licensee. Programmer shall broadcast such programming as is required pursuant to Section 1.9 and shall have the right to broadcast its programming from the Licensee's existing studio, provided that payment is made by Programmer as provided in Schedule I . Subject to Licensee's reasonable approval, as set forth in this Agreement, Programmer shall provide programming of Programmer's selection consisting of programming that responds to ascertained community issues, needs and interests, commercial matter, news, public affairs and other non- entertainment programs, children's educational and informational programs, public service announcements and other programming suitable to the Licensee and consistent with FCC requirements.

           1.4     Option to Renew.  Subject to the termination provisions of
Section 6 hereof, this Agreement may be renewed for an additional term as mutually agreed upon by the Licensee and the Programmer and consistent with FCC requirements.

           1.5 Consideration. As consideration for the air time made available hereunder Programmer shall make payments to Licensee as set forth in
Schedule I.

           1.6 Licensee Operation of the Station. Licensee will have full authority, power and control over the management and operations of the Station during the term of this Agreement and during any renewal of such term.
Licensee will bear all responsibility for the Station's compliance with all applicable provisions of the Communications Act of 1934, as amended, (the "Act") the rules, regulations and policies of the FCC and all other applicable laws. Licensee shall be solely responsible for and pay in a timely manner all customary operating costs of the Station, including but not limited to maintenance of the studio and transmitting facilities and costs of electricity, provided, that Licensee shall be entitled to reimbursement pursuant to Schedule I hereof and Programmer shall be responsible for the costs of its programming and its personnel as provided in Sections 1.8 and 2.4 hereof. Licensee shall employ at its expense management level and other employees consisting of an Operations Manager who will direct the day-to-day operations of the Station and such other personnel as required by the FCC, and who will report to and be accountable to the Licensee. Licensee shall be responsible for the salaries, taxes, insurance and related costs for all personnel employed by the Station and shall maintain insurance reasonably satisfactory to Programmer covering the Station's transmission facilities (it being agreed that the insurance currently maintained by Licensee is reasonably satisfactory to Programmer). During the term of the Agreement and any renewal hereof, Programmer shall perform, without charge and under the supervision of Licensee, routine monitoring and maintenance of the Station's studio and transmission facilities.

           1.7 Licensee Representations and Warranties. Licensee represents and warrants as follows:

                   (a) Licensee owns and holds or will hold all licenses and other permits and authorizations necessary for the current operation of the Station ("Licenses"), and such Licenses are and will be in full force and effect throughout the term of this Agreement. Licensee is not in material violation of any statute, ordinance, rule, regulation, policy, order or decree of
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                                       3

any federal, state or local entity, court or authority having jurisdiction over it or the Station, which would have a material adverse effect upon Licensee, the Station or Licensee's ability to perform its obligations under this Agreement. Licensee shall not take any action or omit to take any action which would have a material adverse effect upon Licensee, the Station or Licensee's ability to perform its obligations under this Agreement. All reports and applications required to be filed with the FCC or any other governmental body have been, and during the course of the term of this Agreement or any renewal thereof, will be filed in a timely and complete manner. During the term of this Agreement and any renewal thereof, Licensee shall not dispose of, transfer, assign or pledge any of Licensee's assets and properties which are, individually or in the aggregate, necessary for the operation of the Station without the prior written consent of the Programmer, which consent shall not be unreasonably withheld.

                   (b) Licensee shall pay, in a timely fashion, all of the expenses incurred in operating the Station, including salaries and benefits of its two (2) employees, lease payments, utilities, taxes, etc., as set forth in Schedule I (except those for which a good faith dispute has been raised with the vendor or taxing authority), and shall provide Programmer with a schedule of such timely payments (including invoices) within thirty (30) days following the end of each month. Programmer shall reimburse Licensee for such payments within five (5) days of Programmer's receipt of Licensee's schedule.

           1.8 Programmer Representations, Warranties and Covenants. Programmer represents, warrants and covenants as follows:

                   (a) Programmer is not in violation of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state or local entity, court, or authority having jurisdiction over it (collectively, "Applicable Laws"), which would have a material adverse effect upon Programmer, the Station, or Programmer's ability to perform this Agreement. Programmer shall not take any action or omit to take any action which would have a material adverse impact upon Programmer, the Station or Programmer's ability to perform this Agreement. Programmer shall comply in all material respects with all Applicable Laws during the term of this Agreement.

                   (b) Programmer shall be solely responsible for any expenses incurred in the origination and/or delivery of programming from any remote location and for any publicity or promotional expenses incurred by Programmer, including ASCAP and BMI music license fees for all programming provided by Programmer and shall employ and be responsible for the salaries, commission, taxes, insurance (including without limitation workmen's compensation) and all other related expenses for all personnel involved in the production and broadcast of its Programs (including air personalities, engineering personnel, sales personnel, traffic personnel, board operators and other programmers and production staff members). Such payments by Programmer shall be in addition to any other payments to be made by Programmer under this Agreement.

                   (c) In the event that the application of the Station currently pending before the FCC relating to the upgrade of the Station's broadcast power (the "Upgrade Application") is granted during the term of this Agreement, Programmer may, at Programmer's
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                                       4

sole expense and risk, and under the control and supervision of Licensee, purchase and install on the Station's premises additional transmission equipment necessary in order to increase the broadcast power of the Station to the extent permitted by, and in accordance with, such FCC approval, and to the extent such equipment has previously been ordered by Seller, Programmer shall assume all of Licensee's obligations under all contracts relating thereto, including the obligation to pay for such equipment. Programmer acknowledges and agrees that the failure by Licensee to obtain, or take any action in order to obtain, FCC approval of the Upgrade Application shall not constitute a breach of any representation, warranty or covenant of Licensee hereunder.

           1.9 Contracts. Programmer will perform all of Licensee's non-monetary obligations pursuant to (a) the lease dated as of August 24, 1984, by and between the Port Authority of New York and New Jersey (the "Port Authority"), as lessor, and The City of New York (the "City"), as lessee, as assigned to the Seller pursuant to the Assignment of Lease with Assumption and Consent dated as of June 28, 1996, among Licensee, the Port Authority and the City; (b) the Capacity Agreement dated February 7, 1997, between Licensee and Time Warner Communications; and (c) Licensee's use and occupancy arrangements with respect to space located at 200 Liberty Street, New York, New York, to the extent such space is utilized by Programmer pursuant to this Agreement. Programmer will perform all of Licensee's obligations pursuant to the Programming Agreement dated September 18, 1996, by and between Licensee and Liberty/Fox U.S. Sports L.L.C. ("LFS"), as amended on January 23, 1997 (the "LFS Agreement"), including with respect to the provision of airtime and the sale of advertising. Programmer's use of the assets of the Station and its use and occupancy of Licensee's premises shall comply with the terms of any contract, lease or agreement listed above. Programmer will enter into no third-party contracts, leases or agreements which will bind Licensee in any way except with Licensee's prior approval.

SECTION 2. STATION OBLIGATION TO ITS COMMUNITY OF LICENSE

           2.1 Licensee Authority. Notwithstanding any other provision of this Agreement, Programmer recognizes that Licensee has certain obligations to broadcast programming to meet the needs and interests of viewers in New York, New York, the Station's community of license. From time to time the Licensee may air specific programming on issues of importance to the local community. Nothing in this Agreement shall abrogate the unrestricted authority of theLicensee to discharge its obligations to the public and to comply with the Act and the rules and policies of the FCC.

           2.2 Additional Licensee Obligations. Although both parties shall cooperate in the broadcast of emergency information over the Station, Licensee shall also retain the right to interrupt Programmer's programming in case of an emergency or for programming which, in the good faith judgment of Licensee, is of greater local or national public importance. Licensee shall also coordinate with Programmer the Station's hourly Station identification and any other announcements required to be aired by FCC rules. Licensee shall continue to maintain a main studio, as that term is defined by the FCC, within the Station's principal community contour, shall maintain its local public inspection file in accordance with FCC rules, regulations and policies, and shall prepare and place in such inspection file or files in a timely manner all
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material required by Section 73.3526 of the FCC's Rules, including the
Station's quarterly issues and program lists; information concerning the broadcast of children's educational and informational programming; and documentation of compliance with commercial limits applicable to certain children's television programming. Programmer shall, upon request by Licensee, provide Licensee with such information concerning Programmer's programs and advertising as is necessary to assist Licensee in the preparation of such information. Programmer shall provide Licensee such information as Licensee may request concerning Programmer's recruitment, hiring or employment practices in connection with Programmer's provision of programming and the station. Licensee shall also maintain the Station's logs and control and oversee any remote control point which may be established for the Station.

           2.3 Additional Programmer Obligations. Programmer shall broadcast on the Station sufficient programming to comply with the minimum operating requirements specified in Section 73.1740 of the FCC's rules and regulations.

           2.4 Responsibility for Employees and Expenses. Programmer shall employ and be solely responsible for the salaries, commission, taxes, insurance and related costs for all personnel used in the production of its programming (including salespeople, technical staff, traffic personnel, board operators, programming staff and air personalities). Licensee will provide and be responsible for the salaries, taxes, benefits, insurance (including without limitation workmen's compensation) and related costs for all the Licensee's employees necessary to the Station operation. Whenever on the Station's premises, all personnel shall be subject to the overall supervision of Licensee's Operations Manager.

SECTION 3. STATION PROGRAMMING POLICIES

           3.1 Broadcast Station Programming Policy Statement. Licensee has adopted and will enforce a Broadcast Station Programming Policy Statement (the "Policy Statement"), a copy of which appears as Schedule II hereto and which may be amended in a reasonable manner from time to time by Licensee upon notice to Programmer. Programmer agrees and covenants to comply in all material respects with the Policy Statement, all rules and regulations of the FCC,and all changes subsequently made by Licensee or the FCC. Programmer shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this Agreement and all programs shall be prepared and presented in conformity with the rules, regulations and policies of the FCC and with the Policy Statement set forth in Schedule II hereto. All advertising spots and promotional material or announcements shall comply with applicable federal, state and local regulations and policies, the Policy Statement and FCC requirements, and shall be produced in accordance with quality standards established by Licensee. If Licensee determines that a program supplied by Programmer is for any reason, within Licensee's sole discretion, unsatisfactory or unsuitable or contrary to the public interest, or does not comply with the Policy Statement, it may, upon prior written notice to Programmer (to the extent time permits such notice), suspend or cancel such program without incurring liability to Programmer. Licensee will use reasonable efforts to provide such written notice to Programmer prior to the suspension or cancellation of such program.
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                                       6

           3.2 Licensee Control of Programming. Programmer recognizes that the Licensee has full authority to control the operation of the Station. The parties agree that Licensee's authority includes the right to reject or refuse such portions of the Programmer's programming which Licensee believes to be unsatisfactory, unsuitable or contrary to the public interest. Programmer shall have the right to change the programming supplied to Licensee and shall give Licensee at least twenty-four (24) hours notice of substantial and material changes in such programming, provided that such programming is consistent with the Policy Statement and FCC regulations.

           3.3 Programmer Compliance with Copyright Act. Programmer represents and warrants to Licensee that Programmer has full authority to broadcast its programming on the Station, and that Programmer shall not broadcast any material in violation of the Copyright Act or any other applicable law, rule or regulation. All music supplied by Programmer shall be:
(i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or (iii) cleared at the source by Programmer. Licensee will maintain music licenses as necessary. The right to use the programming and to authorize its use in any manner shall be and remain vested in Programmer.

           3.4 Sales. Programmer shall retain all revenues from the sale of advertising time within the programming it broadcasts on the Station. Programmer shall be responsible for payment of all expenses attributable thereto, including the commissions due to any sales representative engaged by it for the purpose of selling advertising which is carried during the programming it broadcasts on the Station. Licensee and Programmer each shall have the right, at their own expense, to seek copyright royalty payments for their own programming. Licensee shall remit to Programmer amounts, if any, received following the Effective Date by Licensee with respect to LFS programming aired after the Effective Date pursuant to the LFS Agreement, provided that Programmer performs Licensee's obligations thereunder as required pursuant to Section 1.9. Programmer shall remit to Licensee amounts received, if any, following the Effective Date by Programmer with respect to LFS programming aired prior to the Effective Date pursuant to the LFS Agreement.

           3.5 Payola. Programmer agrees that it and its employees will not accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively, "Consideration"), whether or not pursuant to written contracts or agreements between Programmer and merchants or advertisers, unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Act and FCC requirements. Programmer agrees to annually, or more frequently at the request of the Licensee, execute and provide Licensee with a Payola Affidavit from each of its employees involved with the Station substantially in the form attached hereto as Schedule III.

           3.6 Cooperation. Programmer and Licensee mutually acknowledge their interest in ensuring that the Station serve the needs and interests of viewers in New York and the surrounding service area and agree to cooperate to provide such service. Licensee shall, on a regular basis, assess the issues of concern to residents of New York and the surrounding area and address those issues in its public service programming. Programmer, in cooperation with
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                                       7

Licensee, will endeavor to ensure that programming responsive to the needs and interests of the community of license and surrounding area is broadcast, in compliance with applicable FCC requirements and will assist Licensee, if requested, in the production of Licensee-provided programming. Licensee will describe those issues and the programming that is broadcast in response to those issues and place issues/programs lists in the Station's public inspection file as required by FCC rules. Further, Licensee may request, and Programmer shall provide, information concerning such of Programmer's programs as are responsive to community issues so as to assist Licensee in the satisfaction of its public service programming obligations. Programmer shall also provide Licensee upon request such other information necessary to enable Licensee to prepare records and reports required by the Commission or other local, state or federal government entities. Without limiting the generality of the foregoing, Programmer and Licensee shall cooperate with one another to ensure compliance with FCC rules and the Communications Act of 1934 and to otherwise fulfill the purposes of this Agreement. Whenever on the Station's premises, all of Programmer's personnel shall be subject to the supervision and direction of Licensee's General Manager.

           3.7 Staffing Requirements. Licensee will be in full compliance with the main studio staff requirements as specified by the FCC.

           3.8 Children's Television Advertising. Programmer agrees that it will not broadcast advertising within programs originally designed for children aged 12 years and under in excess of the amounts permitted under applicable FCC rules, and will take all steps necessary to pre-screen children's programming broadcast during the hours it is providing such programming, to establish that advertising is not being broadcast in excess of the applicable FCC rules.

SECTION 4. INDEMNIFICATION AND EVENTS OF DEFAULT

           4.1 Programmer's Indemnification. Programmer shall indemnify and hold harmless Licensee and Licensee's employees, officers, directors, affiliates and representatives from and against any and all claims, losses, costs, liabilities, damages, forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, including damage to the Station's facilities caused by the negligence or willful misconduct of Programmer (collectively, "Damages"), as incurred, resulting from (i) Programmer's breach of any representation, warranty, covenant or agreement contained in this Agreement, (ii) the provisions of Section 1.6 notwithstanding, any action taken by Programmer or its employees and agents with respect to the Station or any License relating thereto, or any failure by Programmer or its employees and agents to take any action with respect to the Station or any License relating thereto, including, damages relating to violations of the Act or any rule, regulation or policy of the FCC, slander, defamation or other claims relating to programming provided by Programmer and Programmer's broadcast and sale of advertising time on the Station, or (iii) any breach or alleged breach of the LFS Agreement, whether arising in connection with the execution and delivery of this Agreement or the Asset Purchase Agreement or Programmer's failure or alleged failure to perform Licensee's obligations thereunder.

           4.2 Licensee's Indemnification. Licensee shall indemnify and hold harmless Programmer and Programmer's employees, officers, directors, affiliates and representatives from and against any and all claims, losses, consents, liabilities, damages, FCC forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, as incurred, arising out of Licensee's operation of the Station and the broadcast by Licensee of Licensee's programming (which excludes any programming broadcast pursuant to the LFS Agreement), if any, to the extent permitted by law, including damages to the Station's facilities caused by the negligence or willful misconduct of Licensee, and any action taken by the Licensee or its employees and agents with respect to the Station, or any failure by Licensee or its employees and agents to take any action with respect to the Station.

           4.3 Limitation. Neither Licensee nor Programmer shall be entitled to indemnification pursuant to this section unless such claim for indemnification is asserted in writing delivered to the other party.

           4.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                   (a) The party claiming indemnification (the "Claimant") shall promptly give written notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant no later than ten (10) business days after written notice of such action, suit, or proceeding was given to Claimant provided that the failure to timely give notice shall not extinguish the Claimant's right to indemnification except to the extent the Indemnifying Party shall have been actually prejudiced by such failure, except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the indemnified Party failed to give such notice.

                   (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree in writing at or prior to the expiration of the thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim or such amount as agreed to by the parties. If the Claimant and the Indemnifying Party do not agree within the thirty (30) day period (or any mutually agreed upon extension thereof), such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

                   (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim. Whether or not the Indemnifying Party shall have assumed the defense of a claim by a third party, the Claimant shall not admit any liability with respect to, or settle, compromise or discharge, such claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party shall have assumed the defense of a third party claim, the Claimant shall agree to any settlement, compromise or discharge of a third party claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such third party claim, which releases the Indemnifying Party completely in connection with such third party claim and imposes no nonmonetary obligation on the indemnified party.

                   (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every reasonable effort to reach a decision with respect thereto as expeditiously as possible.

                   (e) The indemnification rights provided herein shall extend to the shareholders, directors, officers, employees, representatives and successors and assigns of any Claimant although for the purpose of the procedures set forth in this Section 4.4, any indemnification claims by such parties shall be made by and through the Claimant.

           4.5 Time Brokerage Challenge. If this Agreement is challenged at the FCC, whether or not in connection with the Station's license renewal application, counsel for the Licensee and counsel for the Programmer shall jointly defend the Agreement and the parties' performance thereunder throughout all FCC proceedings at the sole expense of the Programmer. If portions of this Agreement do not receive the approval of the Mass Media Bureau of the FCC (the "FCC Staff"), then the parties shall reform the Agreement in a mutually acceptable manner as necessary to satisfy the FCC Staff's concerns or, at Programmer's option and expense, seek reversal of the Staff's decision and approval from the full Commission or a court of law.

           4.6 Events of Default. The following shall, after the expiration or the applicable cure periods, constitute Events of Default under this Agreement:

                   (i) Non-Payment. Programmer's failure to timely pay the consideration provided for in Section 1.5 hereof;

                   (ii) Default in Covenants or Adverse Legal Action. The default by either party hereto in the material observance or performance of any covenant, condition or agreement contained herein, or if either party shall (a) make a general assignment for the benefit of creditors, (b) file or have filed against it a petition for bankruptcy, for reorganization or any arrangement, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of such party under any federal or state insolvency law, which, if filed against such party, has not been dismissed or discharged within sixty (60) days thereof; or

                   (iii) Breach of Representation. If any representation or warranty herein made by either party hereto, or in any certificate or document furnished be either party to the other pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished.

           4.7 Cure Periods. An Event of Default shall not be deemed to have occurred until ten (10) business days after the non-defaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the actions necessary to cure within such period. This period may be extended for a reasonable period of time if the defaulting party is acting in good faith to cure and such delay is not materially adverse to the other party.

SECTION 5. ACCESS TO PROGRAMMER MATERIALS AND CORRESPONDENCE

           5.1 Confidential Review. Prior to the commencement of any programming by Programmer under this Agreement, Programmer shall acquaint the Licensee with the nature and type of the programming to be provided. Licensee shall be entitled to review at its discretion from time to time on a confidential basis any of Programmer's programming material it may reasonably request. Programmer shall promptly provide Licensee with copies of all correspondence and complaints received from the public (including any telephone logs of complaints called in), and copies of all program logs and promotional materials. However, nothing in this section shall entitle Licensee to review the internal corporate or financial records of the Programmer.

           5.2 Political Advertising. Programmer shall cooperate with Licensee to assist Licensee in complying with all rules of the FCC regarding political broadcasting. Licensee shall promptly supply to Programmer, and Programmer shall promptly supply to Licensee, such information, including all inquiries concerning the broadcast of political advertising, as may be necessary to comply with FCC rules and policies, including the lowest unit rate, equal opportunities, reasonable access, political file and related requirements of federal law. Licensee, in consultation with Programmer, shall develop a statement which discloses its political broadcasting policies to political candidates, and Programmer shall follow those policies and rates in the sale of political programming and advertising. In the event that Programmer fails to satisfy the political broadcasting requirements under the Act and the rules and regulations of the FCC and such failure inhibits Licensee in its compliance with the political broadcasting requirements of the FCC, then to the extent reasonably necessary to assure such compliance, Programmer shall either provide rebates to political advertisers or release broadcast time and/or advertising availabilities to Licensee at no cost to Licensee.

SECTION 6. TERMINATION AND REMEDIES UPON DEFAULT

           6.1     Termination.

                   A. In addition to other remedies available at law or equity, this Agreement may be terminated as set forth below by either Licensee or Programmer, as applicable, by written notice to the other if the party seeking to terminate is not then in material default or material breach hereof, upon the occurrence of any of the following:

                             (a)     subject to the provisions of Section 7.9,
this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become final and no longer subject to further administrative or judicial review;

                             (b)     any Event of Default set forth in Section
4.6 has occurred with respect to the other party and such other party has failed to cure such breach in accordance with the provisions of Section 4.7;

                             (c)     the mutual consent of both parties; or

                             (d)     there has been a material change in FCC
rules, policies or precedent that would cause this Agreement to be in violation thereof and such change is in effect and not the subject of an appeal or further administrative review and this Agreement cannot be reformed, in a manner acceptable to Programmer and Licensee, to remove and/or eliminate the violation.

                   B. Notwithstanding any contrary provision hereof, this Agreement shall terminate upon the Closing, as defined in the Asset Purchase Agreement or any termination of the Asset Purchase Agreement pursuant to Article VIII thereof.

                   C. During any period prior to the effective date of any termination of this Agreement, Programmer and Licensee agree to cooperate in good faith to ensure that Station's operations will continue, to the extent possible, in accordance with the terms of this Agreement and that the termination of this Agreement is effected in a manner that will minimize, to the extent possible, the resulting disruption of the Station's ongoing operations.

           6.2 Force Majeure. Any failure or impairment of the Station's facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to Acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of Licensee, or for power reductions necessitated for maintenance of the Station or for maintenance of another station located on the tower from which the Station will be broadcasting, shall not constitute a breach of this Agreement and Licensee will not be liable to Programmer for reimbursement or reduction of the consideration owed to Licensee.

           6.3 Other Agreements. During the term of this Agreement or any renewal hereof, Licensee will not enter into any other agreement with any third party that would conflict with or result in a material breach of this Agreement by Licensee.

SECTION 7. MISCELLANEOUS

           7.1     Assignment.

                   (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                   (b) Neither this Agreement nor any of the rights, interests or obligations of either party hereunder shall be assigned, encumbered, hypothecated or otherwise transferred without the prior written consent of the other party. Any attempted assignment by either party in violation of the preceding sentence shall be null and void and of no force and effect.

           7.2 Call Letters. Upon request of Programmer, subject to the consent of the Licensee, Licensee shall apply to the FCC for authority to change the call letters of the Station (to be made effective on the Effective Date of this Agreement with the consent of the FCC) to such call letters that Programmer shall reasonably designate. Licensee must coordinate with Programmer any such proposed changes to the call letters of the Station before taking any action to change such letters.

           7.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

           7.4 Entire Agreement. This Agreement (including the Schedules hereto) and the Asset Purchase Agreement embody the entire agreement and understanding of the parties relating to the operation of the Station. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.

           7.5 Taxes. Licensee and Programmer shall each pay its own ad valorem taxes, if any, which may be assessed on such party's respective personal property for the periods that such items are owned by such party. Programmer shall pay all taxes, if any, to which the consideration specified in
Section 1.5 herein is subject, provided that Licensee is responsible for payment of its own income taxes.

           7.6 Headings; Schedules. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

           7.7 Governing Law. The obligations of Licensee and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Act and the rules and regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the State of New York with the exception of its conflicts of law provision. Both parties hereby waive their right to a trial by jury. The parties agree to the exclusive jurisdiction and venue of the state or federal district court for the district including New York, New York.

           7.8 Notices. All notices, demands and other communications required or permitted to be given under the provisions of this Agreement shall be in writing and shall be (i) hand delivered and a written receipt obtained,
(ii) sent by nationally recognized overnight courier, (iii) transmitted by facsimile (with hard copy confirmation by hand delivery, certified mail, return receipt requested, or nationally recognized overnight courier) or (iv) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

To Programmer:                         Paxson Communications of
                                          New York-31, Inc.
                                       601 Clearwater Park Road
                                       West Palm Beach, Florida   33401
                                       Attention:  Mr. Lowell W. Paxson

To Licensee:                           ITT-Dow Jones Television
                                       200 Liberty Street
                                       New York, New York   10281
                                       Attention:  General Counsel

                                           and

                                       ITT Corporation
                                       1330 Avenue of the Americas
                                       New York, New York  10019
                                       Attention:  General Counsel

           7.9 Severability. The provisions of this Agreement are severable, and, if any provision or part hereof or the application thereof to any person or circumstance shall be held by the FCC or any court of competent jurisdiction to be invalid, unconstitutional or unenforceable for any reason, the remainder of this Agreement and the application of such provision or part hereof to the persons or circumstances shall not be affected thereby. In the event that the FCC alters or modifies its rules or policies in a fashion which would raise a substantial and material question as to the validity of any provision of this Agreement, the parties hereto shall negotiate in good faith to revise any such provision of this Agreement with a view toward assuring compliance with all then existing FCC rules and policies which may be applicable, while attempting to preserve, as closely as possible, the intent of the parties as embodied in the provision of this Agreement which is to be so modified.

           7.10 No Joint Venture. Nothing in this Agreement shall be deemed to create a joint venture between the Licensee and the Programmer.

           7.11 Press Release. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

           7.12 Interpretation. For all purposes of this Agreement, "including" shall mean "including without limitation".


             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties hereto have executed this Time Brokerage Agreement the day and year first above written.

                   LICENSEE:  ITT-DOW JONES TELEVISION


                             By:  DOW JONES BROADCASTING (U.S.A.), INC.,
                                     General Partner

                             By: /s/ Peter G. Skinner
                                ----------------------------------------
                                  Name: Peter G. Skinner
                                  Title: President

                             By:  ITT BROADCASTING CORP.,
                                     General Partner

                             By: /s/
                                ----------------------------------------
                                  Name:
                                  Title:


                   PROGRAMMER:  PAXSON COMMUNICATIONS OF
                                    NEW YORK-31, INC.



                             By: /s/
                                ----------------------------------------
                                 Name:
                                 Title:

                                  Schedule 1
                                  ----------

                                 Monthly Fee
                                 -----------


        In exchange for the air time supplied to Programmer pursuant to this Agreement, Programmer shall pay Licensee One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) per month by wire transfer. The first monthly payment to Licensee is due and payable on the Effective Date of this Agreement, and each successive payment is due on the first (1st) day of each month thereafter. The monthly fee shall be reduced pro rata for any partial month at the beginning or end of the term of this Agreement.

        In addition, Programmer shall receive pro rata credit (and the monthly fee shall be reduced accordingly) for any part of the weekly one hundred sixty-eight (168) hours of programming that Licensee uses to broadcast its own programming or for which Licensee suspends or cancels Programmer's programming. In no event shall there be a reduction in the monthly amount as a consequence of the broadcast of programming pursuant to the LFS Agreement.

        Notwithstanding any provision of the Agreement, Programmer shall not be obligated to pay Licensee the pro rata portion of the monthly fee or the pro rata portion of the reimbursable expenses for any period of time where the Station is off-the-air.

                              Station's Expenses
                              ------------------

        Programmer shall reimburse Licensee for Licensee's payment of the Station expenses included in Reimbursable Expenses as defined below.

        The reimbursement payments shall be made by delivery of checks to Licensee at the address specified in Section 7.8 hereof, covering the expenses included in the following categories and as generally set forth in the budget provided to Programmer by Licensee.

                           (1) Payments for the Use and Occupancy of Premises of Station at World Trade Center and the Portion of 200 Liberty Street, New York Utilized by Programmer*


                           (2)  Utility Payments

                           (3)  Employee Salaries and Benefits (2) employees

                           (4) Real Estate and Personal Property Insurance and Taxes.

                           (5) Business, Professional and Regulatory Fees and Licenses

                               (6) Fiber Connection and Transmission Facility Expenses

                               (7)  Music License Fees


                               (9)  Miscellaneous Station Expense






















           * Programmer will provide notice to Licensee, prior to the Effective Date of the Agreement, if Programmer wishes to utilize the ground floor studios of WBIS at 200 Liberty Street. If Programmer chooses not to use that space, then there will be no reimbursement for the rent. If Programmer chooses to use that space, then the rent on that studio will be a reimbursable item.